Exhibit 99.2

Filed by Liberty Interactive Corporation pursuant to Rule 425 under the
Securities Act of 1933 and deemed filed pursuant to Rule 14a-6(b) of the
Securities Exchange Act of 1934
Subject Company: Liberty Interactive Corporation
Commission File No.: 001-33982

1. Excerpts from Earnings Release

Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 5% and adjusted OIBDA by 9%

◦	QVC US operating income increased by 10%

◦	QVC.com revenue as a percent of total US revenue increased to 41%, a 2 point increase

◦	QVC US mobile penetration was 32% of QVC.com orders
. . .

•	Announced plan to create QVC Group and Liberty Digital Commerce Group tracking stocks out of Liberty Interactive Group
. . .

"QVC again posted solid results in the US, while the international markets proved more challenging and were negatively impacted by currency fluctuations in Japan and the UK. We announced our plan to create the new QVC Group and Liberty Digital Commerce Group tracking stocks," stated Greg Maffei, Liberty President and CEO.
. . .

QVC

QVC's consolidated net revenue increased 2% in the third quarter to $1.9 billion. During the same period, adjusted OIBDA increased 3% to $408 million and operating income remained relatively flat at $259 million. On a constant currency basis, consolidated net revenue increased 4% and adjusted OIBDA grew 5% in the third quarter as the US denominated results were negatively impacted by exchange rate fluctuations, primarily the strengthening of the US Dollar against the Japanese Yen, which decreased 20%.

"QVC had strong results in the third quarter, and marked great success in the growth of our global TV and digital platforms," said Mike George, QVC President and CEO. "We've expanded QVC's audience reach to 290 million homes worldwide, and created new digital platforms that include the launch of toGather, our new social commerce platform. We're delivering a unique shopping experience that is perfectly aligned with the megatrends that are reshaping the retail industry today."

. . .

eCommerce Businesses

In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 7% to $298 million for the third quarter. The increased revenue was the result of increased marketing efforts driving additional traffic, investments in site improvements, increased shipping charges and broader inventory offerings. Additionally, the increased revenue was partially driven by the selling of product at a discount to continue to manage inventory to appropriate levels. Adjusted OIBDA decreased $9 million to a loss of $5 million . . . .

On October 10, 2013, Liberty announced that its board has authorized management to pursue a plan to recapitalize its Liberty Interactive Group tracking stock into two new tracking stocks, one (currently the Liberty Interactive Group common stock) to be renamed the QVC Group common stock and the other to be designated as the Liberty Digital Commerce Group common stock. In the recapitalization, record holders of Series A and Series B Liberty Interactive Group common stock would receive 1 share of the corresponding series of Liberty Digital Commerce Group common stock for each 10 shares of the renamed QVC Group common stock held by them as of the effective date. Liberty intends to attribute to the Liberty Digital Commerce Group its subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, Right Start, and Evite along with cash and certain liabilities. The QVC Group, which is currently known as the Liberty Interactive Group, would have attributed to it Liberty's subsidiary QVC, Inc. and its approximate 38% interest in HSN, Inc., along with cash and certain liabilities. Liberty expects that the Series A and Series B Liberty Digital Commerce Group common stock will trade under the symbols

"LDCA" and "LDCB" and that the Series A and Series B QVC Group common stock will trade under the symbols "QVCA" and "QVCB," in each case, on the Nasdaq Stock Market.

The recapitalization is subject to various conditions, including the requisite approval of the holders of Liberty Interactive Group common stock and Liberty Ventures Group common stock at a stockholders' meeting and the receipt of the opinion of tax counsel. Subject to the satisfaction of these conditions, the recapitalization is expected to occur in the first half of 2014.

2. Excerpts from Slide Show

Highlights

•	Attributed to Liberty Interactive Group

◦	Grew QVC US revenue by 5% and adjusted OIBDA by 9%

◦	QVC US operating income increased by 10%

▪	QVC.com revenue as a percent of total US revenue increased to 41%, a 2 point increase

▪	QVC US mobile penetration was 32% of QVC.com orders
. . .

◦	Announced plan to create QVC Group and Liberty Digital Commerce Group tracking stocks out of Liberty Interactive Group

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Forward Looking Statements
The foregoing communications include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed new tracking stocks and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed new tracking stocks. These forward looking statements speak only as of the date of the communication, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K and Forms 10-Q, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in foregoing communications.
Additional Information

Nothing in the foregoing communications shall constitute a solicitation to buy or an offer to sell shares of the proposed QVC Group tracking stock, the proposed Liberty Digital Commerce tracking stock or Liberty's existing common stock. The offer and sale of shares of the proposed new tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.